Exhibit 10.38

CONTRIBUTION AGREEMENT

MINNETONKA MEDICAL BUILDING, LLC

UNITED PROPERTIES INVESTMENT, LLC

(CONTRIBUTOR)

&

DOC-15450 STATE HIGHWAY 7 MOB, LLC (ACQUIRER)

PROPERTY:                     15450 STATE HIGHWAY 7, MINNETONKA, MN

EFFECTIVE DATE:                          February 5, 2015

EXHIBIT A	-	LEGAL DESCRIPTION
EXHIBIT B	-	ESCROW AGREEMENT
EXHIBIT C	-	LEASES, RENTS AND SECURITY DEPOSITS
EXHIBIT D	-	FINANCIAL STATEMENTS
EXHIBIT E	-	TENANT ESTOPPEL CERTIFICATE
EXHIBIT F	-	LIST OF ANCILLARY DOCUMENTS
EXHIBIT G	-	FORM OF ASSIGNMENT
EXHIBIT H	-	NON-FOREIGN PERSON CERTIFICATION
EXHIBIT I	-	REPRESENTATION LETTER
EXHIBIT J	-	AUDIT INQUIRY LETTER
Schedule 1.1(d)	-	Leases
Schedule 1.1(e)	-	List of Contract Rights
Schedule 7.1	-	Disclosure Materials

ii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made by and between United Properties Investment, LLC, a Minnesota limited liability company, (“UPI”), Minnetonka Medical Building, LLC, a Minnesota limited liability company, (“Mtka Medical,” and, in the aggregate with UPI, “Contributor”), and DOC-15450 STATE HIGHWAY 7 MOB, LLC, a Wisconsin limited liability company (“Acquirer”).  This Agreement is to be effective as of the Effective Date specified in Section 20.2 below.  Defined terms used in this Agreement shall have the meanings given in Section 20.14 hereof.

RECITALS:

A.                                    MMB Medical Partners, LLC (the “Company”) is the owner of the Property (as hereinafter defined).

B.                                    Contributor is the record and beneficial owners of one hundred percent (100%) of the limited liability company membership interests in the Company.

C.                                    Contributor desires to contribute up to one hundred percent (100%) of the limited liability company membership interests in the Company (the “Acquired Assets”) to Acquirer, and Acquirer desires to accept the Acquired Assets from Contributor, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      The Property; Contribution of the Acquired Assets.

1.1                               Description of Property.  For purposes of this Agreement, “Property” shall mean and include the following:

(a)                                 That certain improved parcel of land legally described in Exhibit A hereto, together with all rights and appurtenances (the “Land”);

(b)                                 The improvements on the Land, consisting of an approximately 63,500 rentable square foot single-tenant medical office and clinic building, and all fixtures, including, without limitation, the sprinkling, plumbing, heating, cooling, ventilating, air conditioning, electrical, lighting and other systems (the “Improvements”), (the Land and Improvements are referred to collectively, as the “Real Property”);

(c)                                  All of the Company’s right, title and interest in and to all of the personal property attached to or located on or used in connection with the operation of the Real Property, including, without limitation, furniture, furnishings, fittings, appliances, machinery and equipment, building materials, operating inventories and supplies (collectively, the “Personal Property”);

(d)                                 All of the Company’s right, title and interest in and to all tenant leases in the Real Property, including leases executed after the date hereof in accordance with the terms of this Agreement (the “Leases”), all of which existing Leases are listed on Schedule 1.1(d) hereto;

(e)                                  All of the Company’s right, title and interest in and to all contracts and other agreements incident to the operation of the business conducted on the Real Property, including, without limitation, management contracts, on-site maintenance contracts, janitorial contracts, and leasing commission agreements, all of which are listed on Schedule 1.1(e) hereto (collectively, the “Contract Rights”), except to the extent Acquirer elects to exclude any such item, pursuant to Section 7.2(b) of this Agreement;

(f)                                   All of the Company’s right, title and interest in and to all financial and other books and records maintained by the Company in connection with the operation of the Real Property, all preliminary, final and proposed building plans and specifications in the possession of Contributor or the Company and relating to the Real Property, and all surveys, structural reviews, grading plans, topographical maps, architectural drawings and engineering, soils, seismic, geologic, environmental, and architectural reports, studies, certificates, and similar documents in the possession of Contributor or the Company and relating to the Real Property (collectively, the “Records and Plans”). Contributor shall be entitled to retain copies of the Records and Plans;

(g)                                  All of the Company’s right, title and interest in and to all guarantees and warranties relating to the Property and the fixtures and equipment located therein (collectively, the “Warranties”); and

(h)                                 All of the Company’s right, title and interest in and to all trade names, licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps, and entitlements issued, approved or granted by governmental or quasi-governmental entities or otherwise relating to the Real Property, and any and all development rights and other intangible rights, titles, interests, privileges, and appurtenances owned by Contributor and relating exclusively to or used exclusively in connection with the Real Property and/or the operation of the business conducted on the Real Property (collectively, the “Licenses and Permits”).

1.2                               Contribution and Acceptance.  Contributor agrees to contribute and transfer the Acquired Assets to Acquirer, and Acquirer agrees to accept the Acquired Assets from Contributor, pursuant to the terms and conditions set forth in this Agreement.  Notwithstanding the foregoing, Mark A. Davis shall have the right to purchase a thirty-eight one-hundredths percent (0.38%) limited liability company membership interest in the Company at Closing for One Hundred Thousand and 00/100 Dollars ($100,000.00), which shall be paid by Mark A. Davis within five (5) business days after the Closing Date.

2.                                      Consideration; Deposit; Payment.

(a)                                 Aggregate Consideration.  The aggregate consideration (the “Consideration”) for which Contributor agrees to contribute the Acquired Assets to Acquirer, and which Acquirer agrees to pay or deliver to Contributor, subject to the terms of this Agreement, is Twenty Six Million and 00/100 Dollars ($26,000,000.00).

(b)                                 Earnest Money Deposit.  Acquirer shall pay Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Deposit”) by wire transfer payable to First American Title Insurance Company — Milwaukee Office, Attn: Tammy Mervin, 648 North Plankinton Avenue, Suite 140, Milwaukee, Wisconsin 53203(“Escrow Agent”), within three (3) business days following the Effective Date.  The Deposit shall be held in an interest bearing, federally insured account, by Escrow Agent in accordance with the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”) and this Agreement pending consummation of this transaction.  By executing this Agreement, each Contributor authorizes Mark A. Davis to execute the Escrow Agreement on its behalf thereby binding each Contributor to the terms and conditions stated in the Escrow Agreement.  Any interest earned on the Deposit shall be paid to Acquirer unless Contributor shall be entitled to the Deposit pursuant to the terms of this Agreement or the Escrow Agreement, in which case such interest shall be paid to Contributor.  Upon expiration of the Due Diligence Period, if Acquirer has not terminated this Agreement as provided herein, the Deposit shall become nonrefundable except in the event of a Contributor default.  At the Closing, the Deposit shall be paid to Contributor.

(c)                                  Payment of Consideration.  At Closing, Acquirer shall be entitled to credit (or such amounts shall be charged to Contributor) the following against the Consideration due to Contributor:

(i)                                     the Deposit, to the extent paid to Contributor by the Title Company;

(ii)                                  amounts paid by or on behalf of Contributor to satisfy any monetary liens, and all prorations and adjustments due from Contributor pursuant to Section 9;

(iii)                               to the extent unpaid as of the Closing, the brokerage fee to be paid by Contributor to DRESG pursuant to Section 14 hereof (the Consideration as adjusted pursuant to Sections 1.2 and 2(d) (to adjust for Mtka Medical retaining an interest in the Company as permitted) and 2(c)(i), (ii) and (iii), the “Net Consideration”);

(iv)                              an amount of cash to be distributed to Contributor at Closing and to be mutually determined by Acquirer and Contributor no later than three (3) business days prior to Closing (the “Pre-Formation Expenditure Reimbursement”), provided that the sum of (A) the amount of Pre-Formation Expenditure Reimbursement and (B) the total net amount of cash payable by Acquirer pursuant to Sections 2(b)(i), (ii) and (iii) shall not exceed the lower of (x) the amount of capital expenditures incurred by the Company with respect to the Property within the two-year period ending on the Closing Date, within the meaning of Section 1.707-4(d)(1) of the regulations (the “Treasury Regulations”) promulgated under the the Internal Revenue Code of 1986, as amended (the “Code”) and (y) Five Million Two Hundred Thousand and 00/100 Dollars ($5,200,000) (the lower of (x) and (y), “Pre-Formation Expenditure Reimbursement Limit”); and

(v)                                 the Preferred OPU Value which shall be paid in the manner stated in Section 3, below.

The Net Consideration shall be allocated between and paid (in cash or Preferred OPU Value) to each Contributor in the Ownership Percentages.  The Ownership Percentages set forth below beneath each Contributor’s signature are referred to herein, as to each Contributor, as such Contributor’s “Ownership Percentage.”

3.                                      Preferred OPU Issuance; Closing Statement.

(a)                                 Preferred OPU Issuance.  Each Contributor shall receive its share of the excess of the Net Consideration over the Pre-Formation Expenditure Reimbursement (the “Preferred OPU Value”) in the form of Partnership Units to be designated in accordance with Section 8(b)(iii) as Series A Preferred Units (“Preferred OPUs”) of Physicians Realty L.P. (the “Operating Partnership”), a Delaware limited partnership, which is the operating partnership of Physicians Realty Trust, a Maryland real estate investment trust (“DOC”).

(b)                                 Closing Statement.  No later than three (3) business days prior to Closing, Contributor shall have delivered to Acquirer a Closing Statement calculated in accordance with Section 2(c) (the “Closing Statement”) in mutually agreed form accurately setting forth the financial terms of this transaction and a summary of (i) the Consideration, (ii) the Net Consideration, (iii) the Pre-Formation Expenditure Reimbursement, and (iv) the Preferred OPU Value, including each Contributor’s share of each of these amounts in accordance with their Ownership Percentages.

(c)                                  Valuation of Preferred OPUs.  In accordance with the provisions of this Agreement, at the Closing, the Operating Partnership will issue to each Contributor, a number of Preferred OPUs determined by dividing (i) the Contributor’s share of the Preferred OPU Value in accordance with their Ownership Percentage by (ii) $200 plus the DOC Trading Price (rounded to the nearest whole Preferred OPU).  The “DOC Trading Price” means the average per share closing price, rounded to two decimal points, of DOC common stock on the New York Stock Exchange (as reported by the Wall Street Journal website, http://quotes.wsj.com/DOC/historical-prices, or its successor) for the period of three (3) consecutive trading days ending on the last full trading day prior to the Closing Date.

4.                                      Title.

(a)                                 Title Commitment.  Acquirer has obtained a title insurance commitment prepared in accordance with all of the terms and conditions of this Agreement (the “Title Commitment”) and with the current ALTA Form, issued by First American Title Insurance Company — Milwaukee Office (the “Title Company”), agreeing to issue an ALTA owner’s title insurance policy to Acquirer. in the amount of the Consideration insuring title to the Real Property to be in the condition called for by this Agreement and containing a “fifty-year chain-of-title search,” a zoning endorsement on ALTA Form 3.1 (with parking), a survey endorsement insuring that the survey accurately depicts the Real Property (including boundaries, improvements, easements and encroachments), a contiguity endorsement, an access endorsement, an endorsement for “gap coverage,” a location endorsement and an owner’s comprehensive endorsement, a utility facilities endorsement, and a tax parcel endorsement.  Acquirer shall cause the Title Company at or prior to Closing to down date the Title Commitment to the date and time of the recording of the Deed and provide a “title mark-up” showing the final form of the title insurance policy (including the above referenced endorsements) to be issued, which mark-up shall obligate the Title Company to issue the final title insurance policy (“Title Policy”) in such form.  The title mark-up and final title insurance policy shall be free from the standard requirements and exceptions and shall be subject only to liens, encumbrances or exceptions specifically approved by Acquirer (the “Permitted Exceptions”).  A written statement of the obligee of the amount of any lien or encumbrance to be discharged by Contributor shall be provided by Contributor prior to closing.  The premium for the title policy and any fees for endorsements or other services provided by the Title Company shall be paid by Acquirer on or before Closing.

(b)                                 Title Objections.  On or before the January 28, 2015, Acquirer shall object in writing to any condition of title not satisfactory to Acquirer, in Acquirer’s sole discretion (hereinafter referred to as a “Title Defect”) and any matters of title not timely objected to by Acquirer shall be deemed Permitted Exceptions. If Acquirer so objects, Closing shall be postponed for up to 10 business days (the “Correction Period”) pending correction of Title Objections. Except as expressly stated in this paragraph, Contributor shall not be obligated to correct such Title Defects or to expend any funds in connection therewith, provided, however, Contributor shall be obligated to cure any and all Title Defects constituting voluntary liens of Contributor or the Company by payment thereof at the time of Closing.  If any Title Defect cannot be corrected within the Correction Period , Acquirer may, at its option, (a) declare this Agreement null and void and as a result the Escrow Agent shall return the Deposit together with all accrued interest forthwith to Acquirer or (b) elect to accept such title as Contributor is able to convey and proceed to Closing.  If Acquirer fails to notify Contributor that Acquirer is terminating this Agreement pursuant to this Section within two (2)business days of the expiration of the Correction Period, Acquirer shall be deemed to have selected option (b) in the previous sentence and the Parties shall immediately proceed to Closing.

(c)                                  Personal Property.  At Closing, the Personal Property shall be free of all liens and encumbrances.

5.                                      Closing.

(a)                                 Time and Place.  Closing shall be held on January 29, 2015,  (the “Closing Date”). Closing shall be an escrow closing with the Title Company (as defined below) acting as the closing escrow agent (“Closing”).  It is agreed that the time of Closing and the obligation of Contributor to deliver the Acquired Assets to Acquirer at Closing are of the essence of this Agreement.

(b)                                 Contributor’s Actions at Closing.  At Closing, Contributor and the Company, as applicable, shall deliver to Acquirer duly executed originals of the following:

(i)                                     Assignments from each Contributor in the form attached hereto as Exhibit G granting and conveying to Acquirer good and indefeasible title to the Acquired Assets, free and clear of all liens and encumbrances, duly executed by each Contributor.

(ii)                                  A certificate that consents of the parties to the Contract Rights, Licenses and Permits are not required to complete the transactions contemplated under this Agreement.

(iii)                               A Non-foreign Person Certification in the form attached hereto as Exhibit H, as required under Section 1445 of the Code.

(iv)                              A certificate certifying that the representations and warranties of Contributor, as set forth in this Agreement, are true and correct in all respects as of the Closing, provided each such certificate shall be limited to those representations and warranties that are specifically applicable to each Contributor.

(v)                                 A resignation letter executed by each of the officers and managers of the Company, in form reasonably acceptable to Acquirer;

(vi)                              a Preferred Stock Pledge (the “Pledge”) and Promissory Note (“Note”) in forms reasonably acceptable to each Contributor and Acquirer, executed by each Contributor;

(vii)                           Notwithstanding anything to the contrary in this Agreement, the Company shall provide Acquirer original and complete waivers of any and all existing rights of first refusal or rights of first offer that are triggered by the transaction described in this Agreement, options to purchase or any other similar rights (including, but not limited to, any and all consents), executed by the necessary parties, so that Contributor is able to freely transfer the Acquired Assets and the Property to Acquirer unencumbered by such rights.

(viii)                        Originals of the following instruments, documents and other items (or copies if originals are unavailable):

(1)                                 all certificates of occupancy (and any required governmental approvals in connection with the transfer of the Property), licenses, plans, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property;

(2)                                 the Leases and the Guarantees;

(3)                                 the Estoppel Certificates;

(4)                                 the Ancillary Documents executed by Contributor;

(5)                                 the Property Management Agreement and the Asset Management Agreement;

(6)                                 all building records in Contributor’s possession or control with respect to the Property;

(7)                                 each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid);

(8)                                 the Warranties;

(9)                                 all keys and combinations to locks at the Property, all plans, specifications, site plans, equipment manuals, technical data and other documentation relating to the building systems, equipment and any other personal property forming part of the Property or any portion thereof in the possession of the Company or any property manager(s);

(10)                          an affidavit of title in favor of Acquirer and Acquirer’s title insurer, together with such other affidavits as are reasonably required by Acquirer’s title insurer, in the forms used by such title insurance company;

(11)                          the Closing Statement, including each Contributor’s Ownership Percentage of the Acquired Assets, with the amount payable to Mtka Medical properly adjusted if Mtka Medical exercises its election to retain up to four percent (4%) of the Acquired Assets; and

(12)                          such other documents as may be reasonably required by Acquirer or the Escrow Agent to consummate this transaction in accordance with this Agreement.

(ix)                              Prior to the Closing, Contributor shall have executed and delivered to Acquirer, the documents listed on Exhibit F hereto (the “Ancillary Documents”).

(x)                                 Evidence of capacity and/or authority of Contributor to enter into and consummate the transaction contemplated under this Agreement, and the authority of the person executing documents on behalf of Contributor, in a form reasonably satisfactory to Acquirer and the Title Company.

(xi)                              Any disclosures and reports required by applicable state law in connection with the transfer of the Property pursuant to this Agreement.

(c)                                  Acquirer’s Actions at Closing.  At the Closing, Acquirer shall deliver the following to Contributor:

(i)                                     the Net Consideration, consisting of the Pre-Formation Expenditure Reimbursement in cash and the Preferred OPU Value in Preferred OPUs, as specified in Sections 2 and 3 hereof;

(ii)                                  a certificate from Acquirer certifying that the representations and warranties of Acquirer, as set forth in this Agreement, are true and correct in all respects as of closing;

(iii)                               the Ancillary Documents, executed by Acquirer;

(iv)                              evidence of capacity and/or authority of Acquirer and the authority of the person executing documents on behalf of Acquirer reasonably satisfactory to Contributor and the Title Company;

(v)                                 any disclosures and reports required by applicable state law in connection with the acceptance of the transfer of the Property;

(vi)                              Payment, in cash, of the principal amount of the Note and the Pledge executed by Physicians Realty, LP. in form reasonably acceptable to Acquirer and Contributor, and

(vii)                           any additional documents that Contributor or the Title Company may reasonably require for the proper consummation of the subject transaction.

(d)                                 Possession.  Possession of the Property shall be given to Acquirer at Closing unoccupied and free of any encumbrances other than the Permitted Exceptions, and in the case of the Leases, subject only to any tenants’ rights under the Leases.

(e)                                  Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by the parties at the Closing, each of the parties agrees to perform, execute and/or deliver or cause to be performed, executed and/or delivered, but without any obligation to incur any additional liability or expense, on or after such Closing any and all further acts, deeds and assurances as may be reasonably necessary to consummate the transactions contemplated hereby and/or to further perfect and deliver to the other party the benefits conferred by this Agreement on such other party.

6.                                      Representations and Warranties.

(a)                                 Contributor’s Representations and Warranties.  Each Contributor represents and warrants that all each of Contributor’s representations and warranties set forth in this Section 6(a) are true, correct and complete as of the Effective Date of this Agreement and shall be deemed reaffirmed as true, correct and complete as of Closing, subject to matters first occurring after the Effective Date that are disclosed to Acquirer by each Contributor.  Each Contributor acknowledges that the representations and warranties made in this Section 6(a) by such Contributor are a material inducement to Acquirer’s entering into this Agreement and purchasing the Acquired Assets and that Acquirer is entitled to rely upon these representations and warranties despite any and all investigation undertaken by Acquirer.  All of each Contributor’s representations and warranties set forth in this Section 6(a) shall survive the Closing of the transactions contemplated herein for a period of twelve (12) months, after which they will terminate and be of no further force or effect.  Any claim for breach of either Contributor’s representations, warranties or covenants, including the indemnities stated below, must be brought by Acquirer within such twelve (12) month period or it is waived.  Notwithstanding anything to the contrary contained in this Agreement: (i) the amount which may be recovered by Acquirer for breach of the representations and warranties of each Contributor or the Company as stated in subparagraphs (xii)—(xxi), inclusive, (xxiii) and (xxvii)-(xxx), inclusive, below, shall not exceed $500,000.00 in the aggregate; (ii) and Acquirer is deemed to waive all claims with respect to such representations and warranties except to the extent such claims exceed $25,000.00 in the aggregate; provided, however, the $500,000 cap set forth in the preceding subsection (i) shall not apply to claims for fraud, intentional misrepresentation, and breaches of representations and warranties with respect to environmental matters.  Acquirer is purchasing the Acquired Assets and acquiring the Property based upon Acquirer’s own investigation and inquiry and, except for the express representations, warranties and covenants of each Contributor stated in this Agreement and the documents delivered by each Contributor at Closing, is not relying on any representation or warranty of either Contributor, each

Contributor’s agents or other persons for whom either Contributor is legally responsible and is purchasing the Acquired Assets and the Property “As Is and Where Is.”  Notwithstanding the foregoing, Acquirer shall have no claim against either Contributor with respect to the representations and warranties set forth in this Section 6(a) if Acquirer had actual knowledge that a representation or warranty was or may be untrue and inaccurate or incorrect as of the time of Closing and Acquirer nevertheless chose to proceed with Closing hereunder.

Whenever in this Agreement a representation or warranty of Contributor or the Company is based on the “Contributor’s knowledge” or words of similar import or is made solely by the company, such reference shall be deemed to be to the actual knowledge of Mark A. Davis, without investigation or inquiry of any kind.  Contributor hereby represents and warrants that Mark A. Davis is the Chief Manager of Mtka Medical and the President of the Company, and is in a position to know about, and has the most knowledge of, the subject matter of the representations and warranties made by Contributor in this Agreement.  There shall be no personal liability to Mark A. Davis arising out of said representations or warranties.  No knowledge of parties affiliated with, employed by, or related by agency to Contributor or the Company other than those persons specifically named above, shall be imputed to Contributor or to the above-named persons.  Each of the undersigned Contributors makes the representations and warranties in this Agreement solely as to itself and not as to any other Contributor; and the liability of each Contributor for breach of the representations and warranties in this Agreement is limited to such Contributor’s Ownership Percentage of the total liabilities or damages recoverable by Acquirer for the breach of such representations or warranties.

Contributor hereby represents and warrants to Acquirer:

(i)            Each Contributor is duly formed and validly existing as a limited liability company in good standing in the State of Minnesota, with the requisite limited liability company power and authority to own, lease and operate its assets, conduct its businesses, and perform its obligations under this Agreement.  Each Contributor is duly qualified to transact business and is in good standing under the laws of the jurisdiction in which it  owns or leases assets, or conducts any business, to the extent that such qualification is required under the laws of such jurisdiction.

(ii)           Each Contributor has the requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Contributor and the consummation by  Contributor of the transactions contemplated by this Agreement has been duly authorized by all necessary action on the part of the Company and its  members.  This Agreement has been duly executed and delivered by Contributor and constitutes the legal, valid and binding agreement of Contributor, enforceable against Contributor in accordance with its terms.  Neither Contributor nor the Company is or shall be required to give notice to, or obtain consent from, any person or entity in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transaction.

(iii)          Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Contributor, nor the consummation of the sale of the Acquired Assets to Acquirer (the “Contemplated

Transaction”), will, directly or indirectly (with or without notice or lapse of time), constitute:  (i) a violation or breach of the operating or member control agreement of Contributor, as the same may have been amended from time to time, or, to Contributor’s knowledge, of any agreement, instrument, mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to Contributor, the Acquired Assets, the Company, or the Property; (ii) contravene, conflict with, or violate any of the Company’s Organizational Documents; (iii) to Contributor’s knowledge, contravene, conflict with, violate, or give any governmental agency or body the right to challenge the Contemplated Transaction, or to exercise any remedy or obtain any relief under, any applicable law, regulation, code or other legal requirement or any court or other governmental order (collectively, “Legal Requirement”) to which Contributor or the Company, or any assets owned or used by the Company could be subject; (iv) to Contributor’s knowledge, contravene, conflict with, violate, result in the loss of any benefit to which the Company is entitled under, or give any governmental agency or body the right to revoke, suspend, cancel, terminate, or modify, any authorization, license or permit held by the Company or that otherwise relates to the business of, or any assets owned or used by, the Company; (v) to Contributor’s knowledge, cause Acquirer or the Company to become subject to, or to become liable for payment of, any tax; (vi) to Contributor’s knowledge, cause any assets owned or used by the Company to be reassessed or revalued by any governmental agency or body; (vii) to Contributor’s knowledge, breach, or give any person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract Right assumed by Acquirer; or (vii) result in the imposition or creation of any encumbrance upon, or with respect to, any assets owned or used by the Company.

(iv)          The Company is duly formed and validly existing as a limited liability company in good standing in the State of Delaware, with the requisite limited liability company power and authority to own, lease and operate its assets and conduct its business.  The Company is duly qualified to transact business and is in good standing under the laws of the jurisdiction in which it owns or leases assets, or conducts any business, to the extent that such qualification is required under the laws of such jurisdiction.  The Company has delivered to Acquirer true and accurate copies of the Articles of Organization and Limited Liability Company Agreement of the Company, each as amended to date (the “Organizational Documents”).  The Company is not in default under or in violation of any of its Organizational Documents and has performed all of its obligations under it Organizational Documents.  The Company has not conducted business under or otherwise used, for any purpose or in any jurisdiction, any fictitious, assumed, or trade.  The Acquired Assets are not certificated and are represented solely by the provisions of the Organizational Documents.

(v)           The Real Property constitutes all of the real property owned or leased by the Company since its inception.

(vi)          As of the Closing, the Acquired Assets shall constitute one hundred percent (100%) of the issued and outstanding membership interests in the Company, except to the extent that Mtka Medical elects to retain up to four percent (4%) of the Acquired Assets pursuant to Section 1.2 of this Agreement, and Acquirer shall be the owner of the Acquired Assets, free and clear of all liens and encumbrances.  There are no obligations, contingent or otherwise, to issue, repurchase, redeem or otherwise acquire, as applicable, any membership interests in the Company.  The Acquired Assets have been duly authorized and validly issued, and are fully paid and non-assessable.  There are no buy/sell agreements or other contracts or agreements relating to the Acquired Assets, including the sale, voting, or transfer thereof other than the Limited Liability Company Agreement of the Company. To Contributor’s knowledge, none of the Acquired Assets were issued in violation of the Securities Act of 1933, as amended, or, to Contributor’s knowledge, any other Legal Requirement.  There are no outstanding subscriptions, options, warrants, calls or exchange rights, convertible securities, or other obligations in effect giving any person or entity the right to acquire (whether by preemptive rights or otherwise) any ownership, voting, or other equity interest of the Company.  At Closing, Contributor shall transfer the Acquired Assets to Acquirer, free and clear of all liens and encumbrances, other than arising from Acquirer’s acts.

(vii)         Each Contributor acknowledges that: (i) the Operating Partnership and Acquirer intend the offer and issuance of Preferred OPUs to be exempt from registration under the Securities Act, and applicable state securities laws by virtue of the status of each Contributor being an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, and acquiring the Preferred OPUs in a transaction exempt from registration pursuant to Rule 506 of Regulation D; and (ii) in issuing any Preferred OPUs pursuant to the terms of this Agreement, the Operating Partnership and Acquirer are relying on the representations made herein by each Contributor.

(viii)        In receiving Preferred OPUs and engaging in the transactions contemplated by this Agreement, each Contributor will not rely upon any representations made to it by Acquirer or the Operating Partnership, or any of their respective partners, members, officers, directors, employees, or agents as to tax matters or otherwise that are not contained herein.  Each Contributor has obtained from its own counsel advice regarding the transactions contemplated by this Agreement, including, without limitation, the tax consequences of: (i) the transfer of the Acquired Assets owned by each Contributor to Acquirer and the receipt of Preferred OPUs as consideration therefor; and (ii) each Contributor’s admission as a limited partner of the Operating Partnership.

(ix)          Each Contributor is aware of the risks involved in investing in the Preferred OPUs.  Each Contributor acknowledges that it has had an opportunity to ask questions of and to receive answers from Acquirer and the Operating Partnership, or a person or persons authorized to act on their behalf, concerning the terms and conditions of the Preferred OPUs and the financial condition, affairs, and business of Acquirer, the Operating Partnership, and DOC. Each Contributor confirms that Acquirer and/or the Operating Partnership has provided copies of any documents, records, and information pertaining to the Preferred OPUs that each Contributor deemed necessary to determine whether to enter into this Agreement and contribute the Acquired Assets owned by each Contributor to Acquirer in exchange for the Preferred OPUs.

(x)           Each Contributor understands that the Preferred OPUs will not be registered under the Securities Act or any state securities laws and are instead being offered and sold in reliance on an exemption from such registration requirements.  Any Preferred OPUs issued to either Contributor are being acquired solely for such Contributor’s own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and no

Contributor has any present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale.

(xi)          Each Contributor is and as of the Closing Date will be an “Accredited Investor”, as that term is defined in Rule 501(a) of Regulation D.  Each Contributor is not and as of the Closing Date will not be, deemed an “Underwriter” under Section 2(a)(11) of the Securities Act of 1933, as amended. If requested by Acquirer, each Contributor covenants and agrees to provide to Acquirer and the Operating Partnership prior to the Closing a completed and executed accredited investor questionnaire with such accredited investor questionnaire confirming that such Contributor is an accredited investor, as that term is defined in Rule 501(a) of Regulation D.

(xii)         The Company owns fee simple title to the Real Property and good title to the Personal Property, free and clear of all liens and encumbrances, except for the Permitted Exceptions. With the exception of the Right of First Offer to Purchase stated in Article 39 of the North Memorial Lease (“ROFO”), the Property is not subject to any option to purchase or right of first refusal, nor are there any agreements or understandings between Contributor and any other person or entity with respect to the disposition of the same.

(xiii)        As of the Effective Date, there is no litigation or proceeding, either judicial or administrative, pending or, to Contributor’s knowledge, threatened, affecting Contributor or Contributor’s ability to consummate the transactions contemplated hereby.  As of the Effective Date, to Contributor’s knowledge there is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting  Contributor or the Property.

(xiv)        There are no management, employment, service, equipment, supply, or maintenance agreements with respect to or affecting the Property which will burden the Property or Acquirer after Closing in any manner whatsoever, except for instruments of record, Contract Rights and other agreements assumed or entered into by Acquirer.

(xv)         Contributor has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, with the exception of the demolition of the building located at 15306 State Highway 7 and completion of parking lot and landscaping improvements, required by the City of Minnetonka, Minnesota, as described in Section 21 of this Agreement,  which work is subject to the obligations of Contributor stated in Section 21, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations.  There is no action, suit or proceeding pending or, to the knowledge of Contributor, threatened against or affecting Contributor or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(xvi)        Contributor has no knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property.

(xvii)       To Contributor’s knowledge, all certificates of occupancy and licenses necessary for operation of the Property, as presently conducted, have been issued by all authorities having jurisdiction thereof; and all such certificates of occupancy and licenses are in full force and effect.  The Company has not received any written notice of suspension or cancellation of any certificates of occupancy or licenses.

(xviii)      Contributor warrants, represents and covenants that, to Contributor’s knowledge and subject to any matters disclosed in the existing Phase I environmental reports and other information made available to Acquirer by Contributor or the Company or disclosed in the Phase I or Limited Phase II Environmental Assessments obtained by Acquirer in connection with Acquirer’s due diligence review:  (i)  the Property and the Company are not in violation of any Environmental Laws (as defined below); and (ii)the Company has received no notice from any governmental agency that the Property is not in compliance with all Environmental Laws.

In the event Acquirer shall discover such Hazardous Substances and/or violations of Environmental Laws, tanks that are in violation of Environmental Laws, other “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards) or other unsatisfactory environmental conditions (in Acquirer’s sole discretion) on the Property at any time prior to  Closing, Acquirer shall have the right to terminate this Agreement upon written notice thereof to Contributor, whereupon Escrow Agent shall return the Deposit to Acquirer together with all interest thereon; and thereafter this Agreement shall be deemed void and neither party shall have any further rights or obligations hereunder; provided, however, that, if Contributor had knowledge of such environmental condition and failed to disclose the same to Acquirer in breach of this Agreement, Contributor or the Company shall immediately reimburse Acquirer for all Acquirer’s costs and expenses incurred in connection with the transaction contemplated by this Agreement not to exceed ten thousand dollars ($10,000). Delivery by Contributor or the Company to Acquirer of Phase I environmental site assessments and other environmental studies and assessments of the Property shall constitute proper disclosure of all matters identified therein.  The foregoing reimbursement obligation of Contributor or the Company shall survive any termination of this Agreement by Acquirer or Contributor.

For purposes of this Agreement, the term “Environmental Law(s)” shall mean all federal, state and local laws including statutes, regulations, codes and other governmental standards, restrictions, rulings, judgments, orders and requirements in effect now or at any time in the future or past relating to the use, storage, disposal, release, emission, dispersal, spilling, leaking, burial, migration, seepage, movement, discharge, management, investigation, remediation, monitoring, regulation relating to air pollutants, water pollutants, process wastewater, solid or hazardous waste, chemicals, gases, vapors, water pollutants, groundwater, effluents, stormwater runoff, surface water runoff, the environment, Hazardous Substances or employee health and safety, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Occupational Safety and Health Act of 1970 (all as the same may have been amended), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency.

For purposes of this Agreement, the term “Hazardous Substance(s)” shall mean all hazardous, toxic, flammable, explosive or radioactive substances, wastes and materials; any pollutants or contaminants (including, but not limited to, petroleum products, asbestos, raw materials and natural substances that include hazardous constituents); and any other similar substances or materials that are regulated under Environmental Laws

(xix)        There are no existing leases, whether oral or written, agreements of sale, options, rights of first refusal, rights of first offer (except for the ROFO), tenancies, licenses or any other claims to possession or use affecting the Property, except as listed in Exhibit C attached hereto.  Exhibit C lists all:  (i) leases and subleases for any portion of the Property and all assignments (other than assignments of Contributor’s interest in such Leases given as security for any existing mortgage), amendments and any other writings related thereto in effect on the Effective Date (the “Leases”); and (ii) guarantees with respect to the Leases in effect on the Effective Date (the “Guarantees”).  None of the Leases or Guarantees have been further amended, modified or supplemented; and to Contributor’s knowledge, the tenant thereunder is in actual possession in the normal course and the tenant is not in default thereunder.  No tenant has asserted any claim of which Contributor or the Company has knowledge which would in any material way affect the collection of rent from such tenant, and no written notice of default or breach on the part of the landlord under any of the Leases has been received by Contributor or the Company or any of their respective agents from the tenant thereunder.  To Contributor’s knowledge, all painting, repairs, alterations and other work required to be performed thereunder, have been or will, prior to Closing, be fully performed and paid for in full by Contributor or the Company, with the exception of the remaining “Tenant’s Work” and unpaid balance of the “Tenant Improvement Allowance” payable under the Lease, as described in Section 21 of this Agreement, which shall be subject to Contributor’s obligations under Section 21.

(xx)         The rents set forth in Exhibit C are the actual rents, income and charges presently being collected by the Company.  No tenant under any of the Leases is entitled to any concessions, allowances, rebates or refunds or has prepaid any rents or other charges for more than the current month, with the exception of the unpaid balance of the “Tenant Improvement Allowance” payable under the North Memorial Lease, as described in Section 21 of this Agreement, which shall be subject to Contributors’ obligations under Section 21.  None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, except to the extent, if any, that Contributor or the Company has made collateral assignments of rents and leases to the holder of a mortgage on the Property.  No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in Exhibit C hereto, if any.

(xxi)        No brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current terms of the Leases (or any expansions or renewals thereof).

(xxii)       Attached as Exhibit D hereto are true, complete, and correct copies of the balance sheets of the Company as of December 31, 2014 and as of December 31, 2013,

and related statements of income for each of the fiscal years ended on such dates (collectively, the “Financial Statements”).  The Financial Statements fairly present the consolidated financial condition and the results of operations of the Company as at the respective dates of, and for the periods referred to in, the Financial Statements.  The Financial Statements were prepared from, and are consistent with, the accounting records of the Company.  The Company does have any liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than the obligation to complete the demolition of the building located at 15306 State Highway 7 and construct the parking lot and landscaping improvements, required by the City of Minnetonka, Minnesota, as described in Section 21 of this Agreement (which work shall be subject to Contributors’ obligations under Section 21), liabilities or obligations to the extent shown on the Financial Statements and current liabilities incurred in the ordinary course of business of a type and in amounts consistent with the Company’s historical experience.  As of the Closing, there will not be any liabilities, contracts or agreements (other than the Limited Liability Company Agreement of the Company) between the Company and Contributor (or any other affiliate or related person).  Since the date of the Company’s formation, it has conducted no activities other than activities related to the acquisition, development, operation and ownership of the Property.

(xxiii)      To Contributor’s knowledge, the books of account and other records of the Company, all of which have been made available to Acquirer, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices.  At the Closing, all of such books of account and other records of the Company will be delivered to Acquirer, provided Contributor shall be entitled to retain copies thereof.  The Company does not have (and has never had) any direct or indirect ownership interest in any other entity.

(xxiv)     The Company has filed or caused to be filed on a timely basis all tax returns that were required to be filed by or with respect to it pursuant to applicable legal requirements.  The Company has not requested any extension of time within which to file any tax return, except as to a tax return that has since been timely filed.  All tax returns filed by (or that include on a consolidated basis) the Company are, to Contributor’s knowledge, complete and correct and comply with applicable legal requirements.  The Company has paid, or made provision for the payment of, all taxes that have or could have become due for all periods covered by any tax return or otherwise, including pursuant to any assessment received by the Company.  The Company has withheld or collected and paid to the proper governmental agency or body or other person or entity all taxes required to be withheld, collected, or paid by it.  No claim has ever been made by any governmental agency or body in a jurisdiction where the Company does not file tax returns that it is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.

(xxv)      The Company has delivered copies of any reports, statements of deficiencies, or similar items with respect to any audits of the Company.  To Contributor’s knowledge, no governmental agency or body will assess any additional taxes for any period for which tax returns have been filed.  There are no threatened proceedings of which Contributor has knowledge for or relating to taxes, and there are no matters under discussion with the IRS or other governmental agency or body with respect to taxes.  No issues relating to taxes have been raised in writing by the IRS or other governmental agency or body during any pending audit, and no issues relating to taxes have been raised in writing by the IRS or other governmental agency or body in any audit that could recur in a later taxable period.  There is no proposed tax assessment against the Company, and no proceedings are pending before the IRS or other governmental agency or body with respect to the taxes of the Company.

(xxvi)     The Company does not and has never sponsored any employee benefit plans.  The Company does not, and has never had, employees.

(xxvii)    There are no pending or to Contributor’s knowledge, threatened condemnation or eminent domain proceedings affecting the Property or any portion thereof, and to Contributor’s knowledge, there are no proposed actions by any governmental agencies or authorities which have or may create a lien upon the Property or any portion thereof.

(xxviii)   To Contributor’s knowledge, the Property is in full compliance with all federal, state, county, municipal or other government standards, laws, ordinances, statutes, regulations and requirements.  To Contributor’s knowledge, the Property is in full compliance with all applicable private restrictions, covenants, rules, standards and requirements.

(xxix)     To Contributor’s knowledge, all licenses, permits, and other governmental approvals required to be obtained by the Company for the operation of the Property have been obtained, are currently in force, and will be maintained in full force and effect by the Company until Closing.

(xxx)      All amounts currently due and payable for work performed or materials furnished to the Property have been fully paid for or will be fully paid for at Closing with the exception of tenant improvement work in progress and the unpaid balance of the “Tenant Improvement Allowance” payable under the North Memorial Lease, as described in Section 21 of this Agreement, which work shall be subject to Contributor’s obligations under Section 21.  Contributor shall deliver an affidavit to that effect to the Title Company at Closing and Contributor shall provide Acquirer with appropriate, full and complete lien waivers from any and all contractors, sub-contractors, laborers or materialmen furnishing labor or material for the improvement of the Real Property during the six months (or other applicable period for the filing of liens) preceding the date of Closing or other evidence of lien free completion acceptable to the Title Company.

(xxxi)     The Property constitutes all of the trade or business assets of the Company, with the exception of the Company’s bank accounts and cash assets, which are not part of the Property and shall be retained by and distributed to Contributor’s Members prior to Closing.

(b)           Acquirer’s Representations and Warranties.

Acquirer makes the following representations and warranties and agrees that Contributor’s obligations under this Agreement are conditioned upon the truth and accuracy of such representations and warranties, both as of the Effective Date and as of the Closing Date:

(i)            Acquirer has the full right and capacity to enter into this Agreement, consummate or cause to be consummated the sale and purchase, execute all other instruments contemplated herein, and make or cause to be made the transfers and assignments contemplated herein.  The person signing this Agreement on behalf of Acquirer is authorized to do so.

(ii)           There is no agreement to which Acquirer is a party or to Acquirer’s knowledge binding on Acquirer which is in conflict with this Agreement.

(c)           Survival of Representations, Warranties and Covenants.  The representations and warranties contained in this Sections 6 and the provisions of this Agreement that contemplate performance after the Closing shall, to the extent not actually known by the warrantee to be inaccurate as of the Closing, survive the Closing for a period of twelve (12) months and shall not be deemed to be merged into or waived by the instruments of such Closing, but shall be subject to all of the conditions and limitations stated in this Section 6.

7.             Delivery of Disclosure Materials; Due Diligence Period; Companion Agreements.

(a)           Delivery of Disclosure Materials.  Within five (5) business days of the Effective Date, the Company shall either (A) deliver via e-mail to Acquirer, attention Mr. Mark Theine at mdt@docreit.com, (B) make available via data room access to Mr. Mark Theine, or (C) make available to Acquirer at the Company’s office, the items listed on Schedule 7.1 attached hereto and incorporated by reference herein that are in Contributor’s possession or control (the “Disclosure Materials”).

(b)           Due Diligence Period.  For the purposes of this Agreement the term “Due Diligence Period” shall mean the period ending on January 28, 2015.  The obligation of Acquirer under this Agreement to accept the Acquired Assets from Contributor is contingent on the satisfaction of the following conditions within each condition’s respective time-period (any one of which may be waived in whole or in part by Acquirer within each condition’s time period):

(i)            Within the Due Diligence Period, Acquirer reviewing and verifying that the Leases are in every respect acceptable to Acquirer, including, without limitation, that the Leases are net leases and that the net income from the Property, will be at least $1,516,100.00 for the 365 day period beginning on the Closing Date, taking into account the credit to be received by Acquirer under the last sentence of Section 9 (b).  Additionally, Contributor shall deliver to Acquirer, within the Due Diligence Period, a duly executed original of a certificate from the tenant under the North Memorial Lease in the form attached hereto as Exhibit E (“Estoppel Certificate”).  If the North Memorial Lease  is not acceptable to Acquirer, or if the Estoppel Certificates have not been delivered to Acquirer in the required form or in a form otherwise acceptable to Acquirer within the aforesaid time period, then Acquirer, at its option, may terminate this Agreement by delivering notice of such termination to Contributor; and in such event the Deposit and all accrued interest shall be returned to Acquirer and this Agreement thereupon shall become void and there shall be no further obligations or liability on any of the parties hereto.

(ii)           Prior to Closing, Acquirer and Mark A. Davis shall have agreed upon the terms and conditions of an amended and restated operating agreement for the Company (the “A/R Operating Agreement”).  Acquirer shall be the manager of the Company, with full authority to transact the Company’s business.  Mark A. Davis shall have limited governance rights and no responsibility for the operations of the Company or the Property.  Mark A. Davis shall be entitled to quarterly distributions of net cash flow from the Company.  Mark A. Davis shall have the right to require the redemption of its limited liability company membership interests in the Company in increments of value of at least $100,000 (or the remainder of its limited liability company membership interests if valued at less than $100,000), on a semi-annual basis (January 1 and July 1 of each year) upon written notice to the Company at least sixty (60) days prior to the applicable redemption date.  The purchase price for such redemption shall be the “Fair Value” of the redeemed limited liability company membership interests in the Company as of the applicable redemption date, which shall be determined by using the then-current fair market value of the Property owned by the Company minus then-outstanding principal balance of all debt encumbering the Property.  The fair market value of the Company shall be determined using the then-applicable forward-looking twelve (12) month net operating income of each Property, adjusted for vacancy and other customary factors (e.g., leases with less than 5 years remaining in the term), and applying a market capitalization rate based on the then-current 10-Year U.S. Treasury Rate plus 450 basis points, or such other objective benchmark for Class A medical office buildings, but not applying minority discounts to such limited liability company membership interests.  Alternatively, “Fair Value” of the limited liability company membership interests in the Company as of the applicable redemption date may be determined by a qualified third party appraiser based generally on the foregoing principles, which appraisal would apply for all redemptions until the next annual appraisal is obtained.

(iii)          Within the Due Diligence Period, Acquirer and Davis Real Estate Services Group, LLC, (“DRESG”) shall have agreed upon the terms and conditions of a property management agreement (the “Property Management Agreement”), pursuant to which DRESG will provide property management and leasing services for the Property to the same extent currently provided by DRESG.  The terms and conditions of the Property Management Agreement shall be consistent with the terms and conditions of the Company’s current property management agreement with DRESG, including property management fees, through the in-place Leases and leases subsequently approved by Acquirer and the Company during the term of the Property Management Agreement.  The Property Management Agreement shall include such other terms and conditions as are customary in the market where the Property is located, the right to terminate the Property Management Agreement for cause, and audit rights for Sarbanes-Oxley compliance, as reasonably necessary for Acquirer’s publicly traded company reporting requirements.  DRESG will be entitled to leasing commissions for new and renewal leases, pursuant to an agreed upon leasing commission schedule to be included in the Property Management Agreement, and otherwise consistent with leasing commissions payable in the market where the Property is located, less any third party leasing commissions payable in connection with such new leases and Lease renewals.  Notwithstanding the foregoing, Acquirer shall assume and have responsibility for cash management and accounting asset management services for the Property pursuant to a separate asset management agreement (the “Asset Management Agreement”), with the responsibilities of DRESG under the Property Management Agreement and the responsibilities of Acquirer under the Asset Management Agreement allocated as set forth in the Commercial Property Management and Leasing Agreement between the Operating Partnership and DRESG dated January 22, 2015.  As compensation and reimbursement for Acquirer’s cash management and accounting asset management services, Acquirer shall be entitled to retain (and the Company shall pay to or reimburse Acquirer) twenty percent (20%) of the property management fees payable to DRESG under the Property Management Agreement.  The initial terms of the Property Management Agreement and Asset Management Agreement shall be five (5) years each and shall be co-terminous, provided the terms of each such Agreement shall be extended upon the terms and conditions stated in the Letter of Intent between DOC and DRESG dated December 18, 2014.

(iv)                              No later than three (3) business days prior to the Closing, each Contributor shall have executed and delivered to the Operating Partnership, the documents listed on Exhibit “F” attached hereto (the “Ancillary Documents”).

(v)                                 Within the Due Diligence Period, Acquirer verifying that the Property (including the Contract Rights, Records and Plans, Warranties and Licenses and Permits) and all information provided to Acquirer by Contributor or the Company pursuant to this Agreement and all information that is available to Acquirer relating to the Property and the transactions contemplated herein, including, but not limited to, the Disclosure Materials (as defined below) is in every respect acceptable to Acquirer based on an investigation and review by Acquirer, its agents and contractors of the Property.  If any Contract Rights are unacceptable to Acquirer, Acquirer may elect to exclude any such items from the Property to be transferred hereunder by delivering written notice thereof to Contributor no later than the expiration of the Due Diligence Period, and the Company shall terminate any such items, as applicable, with respect to the Property as of the Closing to the extent the same may be terminated pursuant to the terms thereof.  This contingency shall also include, without limitation, Acquirer obtaining, at Acquirer’s expense before expiration of the Due Diligence Period, a physical inspection of the Property, which discloses no “Defects,” as that term is defined herein.  For purposes of this Agreement, a “Defect” is defined as a condition or conditions, or evidence of a condition or conditions, that has the potential to: (i) impair the health or safety of occupants of the Property; (ii) result in the violation of any applicable public or private law, standard or covenant; or (iii) cost, in the aggregate, an amount in excess of $5,000 to repair, correct, or remediate.

(vi)                              Within the Due Diligence Period, Acquirer obtaining, at Acquirer’s expense, written environmental assessments and/or evaluations of the Property (including “Phase I” assessments and, if Acquirer deems necessary, and with Contributor’s prior written consent, “Phase II” assessments, including laboratory testing of soil, water and other substances) from qualified environmental consultants of Acquirer’s choice, confirming that: (i) the Property complies with all Environmental Laws; (ii) there are no liabilities (potential, contingent or otherwise) affecting the Property arising under any Environmental Laws; (iii) there are no underground or aboveground storage tanks, associated pipes or equipment located on or at the Real Property; (iv) there are no Hazardous Substances on, under, at, in or migrating to or from the Real Property in violation of Environmental Laws; (v) no portion of the Real Property has been designated as wetland, shoreland, floodplain or conservancy land in a location or manner unacceptable to Acquirer; (vi) no portion of the Real Property has been filled, except in compliance with applicable law and specifications for the improvements located thereon; and (viii) the Property is not affected in any manner or degree by a “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards).

(vii)                           Within the Due Diligence Period, Acquirer verifying to Acquirer’s satisfaction that all applicable public and private laws, rules, standards, covenants and requirements, including, without limitation, all zoning, subdivision, building and use restrictions and all easements and matters of record, allow the conveyance of the Acquired Assets from Contributor to Acquirer, and are consistent with Acquirer’s Intended Use; Acquirer obtaining, or Acquirer verifying to Acquirer’s satisfaction that Acquirer will be able to obtain, all public and private permits, certificates and other approvals, consents and all variances, exemptions, waivers, zoning changes and land divisions required for the conveyance of the Acquired Assets from Contributor to Acquirer, and Acquirer’s Intended Use. The term “Acquirer’s Intended Use” shall mean and include, without limitation, medical and other healthcare related uses.

(viii)                        Within the Due Diligence Period, Acquirer obtaining a current ALTA survey of the Property (the “Survey”) at Acquirer’s expense, that: (aa) is satisfactory to Acquirer in all respects (in Acquirer’s sole discretion); (bb) is prepared by a licensed, insured and qualified surveyor selected by Acquirer; (cc) is certified to Acquirer, Acquirer’s lender(s) (if any) and the applicable title company; (dd) includes all Table A requirements, except Item 5 of Table A; (ee) shows and discloses no encroachments onto the Property or over the boundaries of the Property, and no easements or other matters that would affect Acquirer’s intended use of the Property; and (ff) is sufficient to remove the standard title exceptions relating to surveys without adding any new exceptions.  In addition, the Survey shall locate all public utilities, water courses, drains, sewers and roads (including vacated streets and alleys) crossing or adjacent to the Property, and contain an acceptable certification by the surveyor.  Acquirer acknowledges it has ordered the Survey as of the Effective Date.

(c)                                  Termination Right; Return of Deposit.  If any of the foregoing conditions contained in this Section 7 are not satisfied and completed within each condition’s applicable time period, or if no time period is specified, prior to or at Closing, Acquirer, at its election (in its sole discretion), may, within the time period specified for said condition, either:  (i)  terminate this Agreement and have the Deposit refunded together with accrued interest; or (ii) waive in writing the satisfaction of any such condition or conditions, in which event this Agreement shall be read as if such condition or conditions no longer existed (which condition shall be deemed waived by Acquirer if Acquirer does not timely elect to terminate with respect to said condition per clause (i) of this sentence).  Notwithstanding anything to the contrary contained in this Agreement, Acquirer shall have the right to terminate this Agreement for any reason or no reason whatsoever, in Acquirer’s sole and absolute discretion, upon written notice to Contributor on or before the expiration of the Due Diligence Period, and thereupon this Agreement shall terminate, the Deposit together with accrued interest shall be refunded to Acquirer and neither party shall have any further rights or obligations hereunder, except as expressly provided herein.  In the event no such notice of termination is timely received by Contributor on or before the expiration of the time period set forth herein, then the Deposit, together with all accrued interest thereon, shall become non-refundable and Contributor and Acquirer shall proceed to Closing in accordance with the terms and conditions hereof and the termination rights described in this paragraph shall be deemed waived by Acquirer

(d)                                 Covenants of Acquirer.  In connection with Acquirer’s inspection of the Property, Acquirer covenants and agrees that:

(I)                                               All inspection fees, engineering fees, or other expenses of any kind incurred by Acquirer relating to the inspection of the Property will be at Acquirer’s sole cost and expense;

(II)                                          Acquirer will advise Contributor at least two (2) business days in advance of the dates of all inspections and will schedule all tests and inspections during normal business hours whenever feasible unless otherwise requested by Contributor;

(III)                                     Contributor will have the right to have one or more representatives of Contributor accompany Acquirer and Acquirer’s representatives, agents or designees while they are on the Property;

(IV)                                      Any entry by Acquirer, its representatives, agents or designees will not unreasonably interfere with Contributor’s use of the Property or with the operations of any tenant;

(V)                                           Acquirer, its representatives, agents or designees will not perform any invasive testing without the prior written consent of Contributor, which consent may be granted or withheld in Contributors’ sole discretion;

(VI)                                      Acquirer will restore any damage caused to the Property by Acquirer’s entry on the Property for inspection purposes at Acquirer’s sole cost and expenses if this transaction does not close; and

(VII)                                 In making any inspection hereunder, Acquirer will treat and will cause any representative of Acquirer to treat all information obtained by Acquirer pursuant to the terms of this Agreement as strictly confidential in accordance with Section 21 below.

(VIII)                            If during the Due Diligence Period Acquirer elects to perform a Phase 2 Environmental Audit:

(i)                         The Phase 2 Environmental Audit shall be conducted pursuant to applicable industry standards.  Without limitation, intrusive sampling or testing of soil or subsurface conditions are at all times prior to the Closing subject to Contributor’s prior written approval, which may be granted or withheld by Contributor in its sole and absolute discretion.

(ii)                      If the Closing fails to occur for any reason other than a default by Contributor, then if requested by Contributor, Acquirer will deliver all copies of the draft report to, and they will become the property of, the Company, and in any event Acquirer will not disclose to any party the contents of the draft report except pursuant to valid legal process or with the written consent of the Company.

(iii)                   Any ground water, soil or other samples taken from the Property will be properly disposed of by Acquirer at Acquirer’s sole cost and in accordance with all applicable laws.

The Covenants of Acquirer contained in this paragraph shall survive the Closing or any earlier termination of this Agreement for a period of twelve (12) months.

8.                                      Operations Prior to Closing; Conditions to Closing.

(a)                                 Operations Prior to Closing.  Prior to Closing:

(i)                                     The Company shall operate, manage and maintain the Property in a reasonable, professional and prudent manner, and keep the same in good condition at all times.  Without expense to Acquirer, the Company shall make all repairs and replacements (structural and non-structural, ordinary and extraordinary) so that the Property is maintained in its present condition, reasonable wear and tear excepted.

(ii)                                  Upon reasonable notice and subject to the rights of tenants and the other provisions of this Agreement, Acquirer, its accountants, architects, attorneys, engineers, contractors and other representatives shall be afforded access to:  (A)  the Property to inspect, measure, appraise, test and make surveys of the Property, including, but not limited to, all activities necessary to satisfy the contingencies set forth in this Section 8 and elsewhere in this Agreement; and (B) property management records and files relating to the Property.  Acquirer shall have the right, at Acquirer’s expense, to make copies of all such books and records, including, without limitation, all books and records relating to increases in real estate taxes, building and operations maintenance costs; provided, however, that Acquirer shall return all copies of such books and records if Closing does not occur under this Agreement.  Acquirer shall not interfere unreasonably with the operation of the Property, shall restore any area on the Property disturbed in the course of Acquirer’s testing to the conditions existing prior to any tests conducted by Acquirer.

(iii)                               The Company shall comply with all of the obligations of landlord under the Leases and all other agreements and contractual arrangements affecting the Property by which Contributor is bound.

(iv)                              Contributor shall promptly notify Acquirer of the Company’s receipt of any notice from any person alleging that the Company is in default of its obligations under any of the Leases or any permit or agreement affecting the Property, or any portion or portions thereof.

(v)                                 No contract for or on behalf of or affecting the Property shall be negotiated or entered into by the Company which cannot be terminated by the Company prior to Closing without charge, cost, penalty or premium.

(vi)                              The Company shall not enter into any new leases (herein referred to singly as a “New Lease”) for any portion of the Property without Acquirer’s prior written approval.  The Company shall deliver a copy of any proposed New Lease to Acquirer for approval and Acquirer shall notify Contributor and the Company within 3 business days thereafter of Acquirer’s approval or disapproval, stating the reasons for any such disapproval.  If Acquirer fails to notify Contributor and the Company within such 3 business day period, Acquirer shall conclusively be deemed to have approved such New Lease.  All leasing commissions and tenant improvement costs with respect to any such New Lease shall be the obligation of Acquirer; provided, however, that if the term of such New Lease commences prior to the Closing Date, then such leasing commissions and tenant improvement costs shall be prorated between Contributor and Acquirer based on said extended term or term, as the case may be, with Contributor being responsible for the number of days of said extended term or term occurring prior to the Closing Date and Acquirer being responsible for the number of days thereof attributable to periods from and after the Closing Date.

(vii)                           From the Effective Date until Closing, the Company shall take all action on its part to maintain the Contract Rights, Records and Plans, Warranties, and Licenses and Permits in full force and effect as applicable and shall not terminate, modify or waive any provision thereof. the Company shall not enter into any new contracts or agreements relating to the Property without Acquirer’s prior written consent, which shall not be unreasonably withheld or delayed.

(viii)                        From the Effective Date until the Closing, the Company will not take any action outside of the ordinary course related to the management of the Property and will not incur any liabilities, other than liabilities arising under preexisting agreements disclosed to Acquirer, in excess of $10,000 which are not subject to proration pursuant to Section 9.

(b)                                 Conditions to the Parties’ Obligations to Close.  The obligation of Contributor, on the one hand, and Acquirer, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

(i)                                     The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date.

(ii)                                  The other party shall have delivered, or caused to be delivered, and shall have performed, each of the items and obligations required to be delivered or performed by it hereunder.

(iii)                               The Operating Partnership shall have (A) adopted the Second Amended and Restated Agreement of Limited Partnership of Physicians Realty L.P. in form reasonably acceptable to each Contributor and (B) secured all required consents and approvals for the adoption of the Second Amended and Restated Agreement of Limited Partnership of Physicians Realty L.P. The rights of each Preferred OPU will include (A) a 5% annual preferred return on the $200 stated value of each Preferred Unit, (B) distributions equal to the distributions that would be received by the holder of one common unit of limited partnership interest of the Operating Partnership to be distributed in priority to distributions to holder of such common units, (C) redemption and transfer rights and limitations similar to those applicable to such common units (adjusted to account for the above preferred return) and (D) such other rights as customarily accrue to an equity security senior in priority to the common units. For the avoidance of doubt, the Preferred OPUs will have no consent rights with respect to future issuances by the operating partnership of other Preferred OPUs or any securities senior or equal in priority to the Preferred OPUs.

(c)                                  Failure of Condition.  So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not expired or been waived or satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party.  Upon such termination, the Deposit shall be promptly refunded to Acquirer together with all accrued interest, and thereafter neither party shall have any further rights or obligations hereunder except for obligations which, by the express terms of this Agreement, survive its termination (“Surviving Obligations”).

9.                                      Prorations and Charges.

(a)                                 Taxes.  All general real estate and personal property taxes (including installments of special assessment payable therewith and interest thereon) shall be prorated through the day before the Closing based on the taxes due and payable in the year that the Closing is in, if known, otherwise on the prior year’s due and payable taxes.  Contributor shall be responsible for all such real estate taxes (including installments of special assessments payable therewith and interest thereon) through the day prior to the Closing.  In the event taxes are prorated on the prior year’s taxes, the parties agree to reprorate taxes when the taxes for the current year are known, and the parties agree to make such payment between themselves to effectuate such reproration.  Assessments (general, special or otherwise) levied or to be levied, if any, for work completed on site (by either a private individual or entity or a governmental entity) prior to Closing, including installments thereof not yet due and payable, shall be paid by Contributor at or prior to Closing, provided Contributor shall not be required to pay, and Acquirer or the Company shall assume, any such assessments (including unpaid installments thereof not yet due and payable) that are payable by tenants of the Property pursuant to the Leases.  All other assessments shall be paid by Acquirer if this transaction is consummated.

(b)                                 Rents and Utilities.  the following items shall be prorated through the day before Closing and shown as credits to Acquirer on the Closing Statement, as applicable: all rents and other payments paid to the Company under the Leases ; all utility charges (as applicable), including, but not limited to, sewer, water, electricity, gas, telephone and other private and municipal charges (collectively “Utility Charges”). The Company or Contributor shall be responsible for obtaining all necessary billing information for the Utility Charges in order to accurately reflect the same on the Closing Statement.  Acquirer agrees to use commercially reasonable efforts to collect delinquent rents due Contributor after the Closing provided that Acquirer shall not be required to bring any action or proceeding against any tenant on account of such delinquent rents and Acquirer may apply all amounts recovered to all delinquent rents and other amounts owed to Acquirer prior to paying any amounts to Contributor.  Notwithstanding the foregoing, Contributor shall have the right to pursue the collection of delinquent rents due Contributor without prejudice to Contributor’s rights or Acquirer’s obligations hereunder and Acquirer and the Company shall cooperate with Contributor in such collection, provided, however, Contributor shall have no right to pursue any action for eviction of any tenant from the Property, and Contributor shall defend, indemnify and hold Acquirer and the Company harmless in connection with any such actions pursued by Contributor.  Income derived from the Property that is earned as of the day of Closing shall accrue to the benefit of Acquirer.  Contributor and Acquirer agree to mutually cooperate with each other in connection with ongoing tax reduction proceedings relating to prior tax years, if any, and any ongoing or future proceedings relating to the tax year in which the Closing occurs, if any, and any refund resulting therefrom (to the extent not refundable to the tenants under the Leases) shall be prorated between Contributor and Acquirer based on the Closing Date, after deducting therefrom the reasonable out-of-pocket expenses incurred by the parties.  This provision shall survive the Closing. At Closing, Acquirer shall receive a credit in the amount of $70,300.00, which Contributor has agreed to pay Acquirer to make up for Base Rent and Additional Rent not payable pursuant to the North Memorial Lease during calendar year 2015.

(c)                                  Insurance, CAM Charges and Security Deposits Collected from Tenants.  At Closing, Acquirer and the Company shall retain any and all funds paid to the Company by the tenants in the Property on account of security deposits and Contributor shall pay any additional rent items or CAM charges not yet due and payable by the Company and attributable to time periods before closing. Contributor shall make such payment in the form of a credit against the Consideration in favor of Acquirer.

(d)                                 Transfer Taxes; Other Obligations.  Contributor shall pay all transfer taxes associated with the conveyance of the Property and the Acquired Assets, and all recording fees customarily paid by Contributor in the locality where the Property is located.  Acquirer shall be responsible for the payment of title fees and premiums associated with the Title Policy.  All other closing expenses shall be allocated between the parties in the customary manner for sales of real property and asset purchases in the locality where the Property is located.  Each party is responsible for paying its own respective attorneys’ fees incurred in negotiating, preparing and closing the transaction contemplated by this Agreement.  All obligations, expenses and costs relating to the assignment and transfer of the Contract Rights, Records and Plans, Warranties and Licenses and Permits shall be assumed by the Company and Acquirer at Closing. At Closing, Acquirer shall reimburse Contributor $250,000.00 as and for the termination fee and other expenses incurred by the Company and Contributor in connection with the cancellation of the mortgage loan Commitment between Thrivent Financial and the Company, which the Company cancelled at the request of Acquirer.

(e)                                  Other Operating Costs.  Any and all other normal, on-going operating expenses attributable to the Property, except to the extent any of the same relate to the Contract Rights excluded from the Property pursuant to Section 7(b) (v) of this Agreement, shall be prorated between the parties through the day before Closing.

(f)                                   Reconciliation.  Within ninety (90) days after the Closing, Acquirer and Contributor shall reconcile all of the foregoing payments and prorations based on actual bills or invoices received after the Closing, but only if the prorations or payments were based on an estimate and not actual current bills or invoices.  In the event that any item of income, charge, or expense cannot be reconciled accurately within such 90-day period, the Acquirer and Contributor hereby agree to delay such reconciliation until a date when it can be accurately completed.  Any party owing to the other party any amount ascertained by the required reconciliations shall promptly, but in no event later than fifteen (15) business days after the date of the applicable reconciliation, pay the other party such amount.  The obligations set forth in this Section 9(f) shall survive Closing.

(g)                                  Time of Proration.  As applicable, all of the foregoing items set forth in this Section 9, unless otherwise expressly stated, shall be prorated between the parties as of 11:59 p.m. of the day before Closing.

10.                               Condemnation; Rezoning, Historic Designation.

(a)                                 Condemnation.  If prior to Closing any eminent domain or condemnation proceeding is commenced or any change is made, or proposed to be made to: (i) a Material Part (as defined below) of the Property; (ii) the current means of ingress and egress to the Property; or (iii) to the roads or driveways adjoining the Property, Contributor agrees immediately to notify Acquirer in writing thereof.  Acquirer then shall have the right, at Acquirer’s option, to terminate this Agreement by giving written notice to Contributor prior to Closing.  If Acquirer elects to terminate this Agreement pursuant to the terms set forth in this Section 10, then the Deposit shall be immediately returned to Acquirer together with all accrued interest, Acquirer and Contributor shall be released from any further liability hereunder and this Agreement shall be null and void.  If Acquirer does not so terminate this Agreement, or if the proposed condemnation or taking under clause (i) of the first sentence of this paragraph is to less than a Material Part of the Property, Acquirer shall proceed to Closing hereunder as if no such proceeding had commenced and will pay Contributor the full Consideration in accordance with this Agreement, and Contributor shall assign to Acquirer or the Company shall retain all of its right, title and interest in and to any compensation for such condemnation.  Contributor shall not negotiate or settle any claims for compensation prior to Closing, and Acquirer shall have the sole right (in the name of Acquirer or the Company or both) to negotiate for, to agree to, and to contest all offers and awards.  A “Material Part” of the Property shall mean: (i)  a taking which would exceed twenty percent (20%) or more of the Consideration for the Acquired Assets, as determined by a licensed appraiser approved by Contributor and Acquirer; (ii) the taking of any access to public roads; or (iii) the taking of any parking areas or spaces located on the Property which results in the failure to comply with the minimum parking requirements for the Property under the applicable zoning code, even if such condition is permitted to exist as a legal non-conforming use.

(b)                                 Historic Designation/Rezoning.  If, prior to closing, there is a designation of the Real Property (and/or any improvement located thereon) or any portion thereof as a historic structure or other historic designation, or is threatened, commenced or finalized, or there is a threatened, commenced or finalized rezoning of the Real Property, Contributor shall promptly notify Acquirer, and Acquirer may elect to terminate this Agreement prior to Closing, in which event the Deposit and all accrued interest thereon shall be returned forthwith to Acquirer, Acquirer and Contributor shall be released from any further liability hereunder and this Agreement shall be null and void. If Acquirer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and at Closing Contributor shall assign to Acquirer or the Company all of the Company’s right, title and interest in and to any dollars paid by the governmental authority (if any) in connection with the rezoning of the Real Property or historic designation.

11.                               Default by Acquirer.  If Acquirer, without the right to do so and in default of its obligations hereunder, fails to complete Closing as to the Acquired Assets, the Deposit and all accrued interest shall be paid to Contributor in proportion to each Contributor’s Ownership Percentage. Such payment of the Deposit and all accrued interest to Contributor shall be deemed to be liquidated damages for Acquirer’s default and the receipt of same shall be Contributor’s exclusive and sole remedy; and Contributor hereby waives any right to recover the balance of the Consideration, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Acquirer.  The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Contributor as a result of Acquirer’s failure to complete the purchase of the Acquired Assets pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section represent a reasonable estimate of the damages which Contributor will incur as a result of such failure.  The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty under any legal or equitable theory, but is intended to constitute liquidated damages to Contributor.

12.                               Default by Contributor.  If Contributor defaults in the performance of any of its material obligations under this Agreement or, without the right to do so and in default of its obligations hereunder, fails to complete Closing and such default remains uncured for thirty (30) days after notice from Acquirer of such default, Acquirer may terminate this Agreement upon 30 days written notice to Contributor whereupon, if such default remains uncured, the Deposit and all accrued interest shall be returned to Acquirer, each Contributor, in proportion to its Ownership Percentage shall reimburse Acquirer for all of Acquirer’s reasonable, documented third party costs incurred in connection with the transaction contemplated by this Agreement not to exceed twenty five thousand dollars ($25,000), this Agreement shall be null and void and Contributor shall have no further liability hereunder.  If Acquirer does not terminate this Agreement as provided in the previous sentence, Acquirer may exercise any remedies available to it at law or in equity, including, but not limited to, specific performance.  Contributor waives the right to assert the defense of lack of mutuality in any action for specific performance instituted by Acquirer.

13.                               Risk of Loss.  Contributor shall bear the risk of all loss or damage to the Property from all causes until Closing.  Contributor represents that the Company has, and will maintain pending Closing, a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of all buildings and improvements located on the Property.  If at any time prior to Closing any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, Contributor shall promptly give written notice thereof to Acquirer and Acquirer shall have the right:  (i) to terminate this Agreement by written notice to Contributor, whereupon Escrow Agent shall return the Deposit (with any accrued interest) to Acquirer, and thereafter this Agreement shall be void and neither party shall have any further rights or obligations hereunder; provided Acquirer shall not be entitled to terminate this Agreement if the estimated cost of restoration is $250,000 or less, in which case clause (ii) will apply, or (ii) to proceed with this Agreement and to notify Contributor that, at Acquirer’s sole option, Contributor or the Company shall either:  (A) use any available insurance proceeds to restore the Property prior to Closing to its condition as of the Effective Date, and if there are any excess insurance proceeds after completion of such restoration, Contributor shall promptly deposit same in escrow with Escrow Agent and such funds, together with any interest thereon, shall be disbursed to Acquirer at Closing; or (B) in lieu of restoration, prior to Closing, clear the site of debris and deposit all remaining insurance proceeds in escrow with Escrow Agent and such funds, together with interest thereon, shall be disbursed to Acquirer at Closing.  All unpaid claims and rights in connection with any such losses shall be assigned to Acquirer or retained by the Company at Closing without in any manner affecting the Consideration.  In the event Acquirer elects to proceed under clause (ii)(A) or (ii)(B) above, Contributor shall either expend the deductible amount provided for in such insurance coverage in making such restoration or clearing the Property, as the case may be, or give Acquirer a credit therefore against the Consideration.

14.                               Brokerage.  Acquirer represents to Contributor that Acquirer has engaged the consulting services of Eastern Consolidated (“Broker”) pursuant to a separate written agreement.  Acquirer shall be solely responsible for all other fees, costs, commissions and other amounts that may be due and payable to Broker, which shall be paid to Broker on or before Closing.  Contributor represents to Acquirer that it has engaged DRESG as its real estate agent in this transaction and that Contributor shall be solely responsible for any commissions payable to DRESG.  Each party represents and warrants to the other that, except for Broker and DRESG, neither has dealt with any broker, agent, finder or other intermediary in connection with this sale and purchase.  Contributor agrees to indemnify, defend and hold Acquirer harmless from and against the claims of any and all brokers, except for Broker arising from breach by Contributor of Contributor’s representation and warranty in this Section 14.  Acquirer agrees to indemnify, defend and hold Contributor harmless from and against any broker’s claim, including Broker, arising from any breach by Acquirer of Acquirer’s representation and warranty in this Section 14.

15.                               Notice.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered: (i) in person; or (ii) by registered or certified mail, return receipt requested; or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express); or (iv) by electronic transmission (so long as one of methods (i), (ii) or (iii) are simultaneously utilized) addressed as follows or at such other address of which Contributor or Acquirer shall have given notice as herein provided:

If intended for Mtka Medical:
Mark A. Davis
222 So. 9th Street, Suite 3255
Minneapolis, MN, 55402
Email: mdavis@davisrealestatemn.com

With a copy to:

Jeremy Steiner Hoff, Barry & Kozar, P A
775 Prairie Center Drive, Suite 160
Eden Prairie, MN, 55344
Email: jsteiner@hbklaw.com

If intended for UPI:

United Properties Investment, LLC
3600 American Boulevard West-Suite 750
Minneapolis, MN, 55431
Attn: William P. Katter, Executive V P
Email: bill.katter@uproperties.com

With a copy to:

Lloyd Kepple, Esq.
Oppenheimer, Wolff and Donnelly
Campbell Mithun Tower-Suite 2000
222 South 9th Street
Minneapolis, MN, 55402-3338
Email: lkepple@oppenheimer.com

If intended for Acquirer:

Physicians Realty L.P.
735 North Water Street, Suite 1000
Milwaukee, WI 53202
Attention: John W. Sweet, Chief Investment Officer
Email: jws@docreit.com

With a copy to:

Davis & Kuelthau, s.c.
111 East Kilbourn Avenue, Suite 1400
Milwaukee, Wisconsin 53202
Attention: Bradley D. Page, Esq.
Email: bpage@dkattorneys.com

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent.  Notices by the parties may be given on their behalf by their respective attorneys.

16.                               Indemnification.

(a)                                 By Contributor.  Contributor agrees to indemnify and hold harmless Acquirer and its officers, agents and employees from and against, and to reimburse Acquirer with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Acquirer or the Company by reason of or arising out of: (i) a breach of any representation or warranty of Contributor set forth in this Agreement, provided Contributor’s liability under this clause (i) is subject to all of the limitations, conditions and qualifications of Contributor’s liability stated in Section 6 or elsewhere in this Agreement; (ii) the failure of Contributor to perform any obligation required by this Agreement to be performed by it; and (iii) the ownership, maintenance, operation, management and use of the Property, the Acquired Assets, and/or the Company prior to Closing. The liability of each Contributor under this paragraph (a) is limited to each such Contributor’s Ownership Percentage of the total of all liabilities or amounts recoverable by Acquirer hereunder.

(b)                                 By Acquirer.  Acquirer agrees to indemnify and hold harmless each Contributor and their respective officers, agents, employees, and tenants from and against, and to reimburse Contributor with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Contributor by reason of or arising out of: (a) a breach of any representation or warranty of Acquirer set forth in this Agreement; (b) the failure of Acquirer to perform any obligation required by this Agreement to be performed by it; (c) the ownership, maintenance, operation, management and use of the Property, the Acquired Assets, and/or the Company after Closing; and (d) Acquirer’s access to the Property for the purpose of making such investigations, inspections, tests, assessments, surveys and the like in accordance with Section 7 of this Agreement.

17.                               Tax Treatment of Transaction.  (a)Contributor and Acquirer hereby acknowledge and agree that the transactions contemplated by this Agreement will, for United States federal income tax purposes, be treated as a non-taxable contribution by Contributor of the Acquired Assets to the Operating Partnership in exchange for Preferred OPUs pursuant to Section 721 of the Code.  The portion of of the Consideration which is paid to Contributor by Acquirer in cash, including the Pre-Formation Expenditure Reimbursement and the net amount of cash payable by Acquirer pursuant to Sections 2(b)(i), (ii) and (iii) shall, to the extent possible, be treated by the Operating Partnership and Contributor as payments made to reimburse Contributor for capital expenditures incurred with respect to the property contributed by Contributor to the Operating Partnership pursuant to Section 1.707-4(d) of the Treasury Regulations, and not as part of a sale of any portion of such property by Contributor to the Operating Partnership.  Contributor, Acquirer and the Operating Partnership will file their tax return on a basis consistent with the foregoing.

(b)                                 The Company has timely filed all tax returns, including, but not limited to, tax returns relating to the Property, that it was required to file in accordance with applicable laws (taking into account any valid extensions of time for filing), and each such tax return is accurate and complete in all material respects.  The Company has timely paid all taxes due with respect to the taxable periods covered by such tax returns and all other taxes, including, but not limited to, taxes arising in connection with or relating to the Property, whether or not shown on any tax return.  The Company has not requested any extension of time within which to file any tax return, including, but not limited to, any tax return relating to the Property, which has not since been filed.  The Company does not and will not have additional liability for taxes with respect to any tax return which was required by applicable laws to be filed on or before the Closing Date.  There are no liens on any of the assets of the Company that arose in connection with any failure or alleged failure (whether or not in writing) to pay any tax.  All taxes, including, but not limited to, taxes arising in connection with or relating to the Property, that the Company is required by law to withhold or collect (including sales and use taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor or other person) have been duly withheld or collected and, to the extent required by applicable law, have been paid over to the proper taxing authority.  No tax audits or other tax proceedings, including, but not limited to tax audits and tax proceedings with respect to taxes arising in connection with or relating to the Property, are pending or being conducted, nor has the Company received any notice from any governmental authority that any such audit or other tax proceeding is pending, threatened or contemplated.  There is no claim or assessment pending or threatened against the Company for any alleged deficiency in taxes, including, but not limited to, any alleged deficiency in taxes arising in connection with or relating to the Property.  The Company does not have any tax liabilities (whether due or to become due) with respect to the Property, its operations or the Acquired Assets, that will be required under local laws or otherwise to be assumed by Acquirer.  The Company has not waived any statute of limitations with respect to taxes, including, but not limited to, taxes arising in connection with or relating to the Property, or agreed to an extension of time with respect to any tax assessment or deficiency.  The Company is not a party to, or bound by, any tax allocation or sharing agreement, tax indemnity obligation or similar contract or practice with respect to taxes.  The Company has not made any election to be excluded from the provisions of subchapter K of the Code or to be taxable as a corporation.  The Company has not entered into any “reportable transaction” within the meaning of Section 6011 of the Code.

18.                               Disclosure.

18.1                        Contributor and Acquirer hereby covenant and agree that, at all times after the date of execution hereof and prior to the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction, other than (i) to directors and officers and members of the parties, and employees, prospective mortgage lenders of Acquirer, attorneys, accountants, agents and affiliates of the parties who are involved in the ordinary course of business with this transaction, all of which shall be instructed to comply with the confidentiality provisions hereof; (ii) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction; (iii) in compliance with any filings required by the Securities Exchange Commission or other federal or state agency; (iv) any state or regulatory authority having jurisdiction over Contributor or Acquirer, as the case may be, or (v) in connection with the enforcement by the disclosing party of its rights hereunder.

18.2                        Notwithstanding anything to the contrary contained elsewhere herein, Acquirer hereby acknowledges that all information furnished by Contributor to Acquirer or obtained by Acquirer in the course of Acquirer’s investigation of the Property, or in any way arising from or relating to any and all studies or entries upon the Property by Acquirer, its agents or representatives, including without limitation the Due Diligence Documents, shall be treated as confidential information (“Confidential Information”), and further, that if any Confidential Information is disclosed to third parties prior to the Closing, Contributor may suffer damages and irreparable harm.  In connection therewith, Acquirer hereby expressly understands, acknowledges and agrees (i) that Acquirer will not disclose any Confidential Information, including the contents or information contained in or obtained as a result of any reports or studies made in connection with a Acquirer’s investigation of the Property, in any form whatsoever (including, but not limited to, any oral information received by Acquirer during the course of Acquirer’s inspection of the Property), to any party prior to the Closing other than (a) the Contributor, Contributor’s employees, agents or representatives, or Acquirer’s agents, employees, representatives, attorneys, consultants or potential institutional lenders, without the prior express written consent of Contributor (which consent shall not be unreasonably withheld), (b) in response to lawful process or subpoena or other valid and or enforceable order of a court of competent jurisdiction and (c) as required by the SEC or other federal or state agency; (ii) that in making any disclosure of Confidential Information as permitted hereunder, Acquirer will advise said parties of the confidentiality of such information and the potential of damage to Contributor as a result of any disclosure of such information by said third party, and (iii) that Contributor is relying on Acquirer’s covenant not to disclose any Confidential Information.  In the event either Acquirer or Acquirer’s agents, employees, representatives, attorneys, consultants or potential institutional lenders causes a breach of Acquirer’s duty of confidentiality hereunder, Acquirer shall be liable to Contributor for damages and Contributor may pursue all of its remedies afforded it under this Agreement.  Acquirer also hereby indemnifies and holds any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Acquirer’s breach of its obligation under Section 21 to maintain the confidential nature of any Disclosure Materials or other information relative to such tenant.

19.                               Cooperation with S-X 3-14 Audit.  The Contributor acknowledges that that it is Acquirer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered company (“Registered Company”).  The Contributor acknowledges that it has been advised that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) are required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property.  To assist Acquirer and Registered Company in preparing the SEC Filings, the Contributor agrees no later than thirty (30) days after the Closing Date, Contributor shall provide Acquirer and the Registered Company with the following information at Acquirer’s expense (to the extent such items are not duplicative of items contained in the Disclosure Materials): (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoice for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period.  In addition, no later than thirty (30) days after the Closing Date, Mark A. Davis, on behalf of Contributor, shall provide to Acquirer, at Acquirer’s expense: (1) signed representation letter in substantially the form attached hereto as Exhibit “I” and incorporating the same limitations of Contributor’s liability as stated in Section 6 of this Agreement (with such modifications as may be required to render such letter accurate and complete); (2) a signed audit request letter substantially in the form attached hereto as Exhibit “J”; and (3) a signed audit response letter from Contributor’s attorney in customary form.

20.                               Miscellaneous.

20.1                        Survival.  All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions of this Agreement shall survive Closing for a period of twelve (12) months after which they shall terminate and be of no further force or effect..

20.2                        Execution of Agreement; Effective Date.  This Agreement shall be void and of no force or effect if not executed by Contributor and delivered to Acquirer or Acquirer’s attorney within seven (7) business days after execution by Acquirer and delivery to Contributor.  The “Effective Date” of this Agreement shall be the date that it is last executed by both Acquirer and Contributor.

20.3                        Captions.  The “captions” or “headings” in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

20.4                        Assignment.  Acquirer shall not assign this Agreement without the prior written consent of Contributor.  Contributor shall not assign this Agreement without the prior written consent of Acquirer.  Any assignment of this Agreement without said required prior written consent shall be null and void, and of no force or effect.

20.5                        Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

20.6                        Entire Agreement.  This Agreement, including the exhibits attached hereto, contains the entire agreement as to the Property between Contributor and Acquirer; and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale and purchase.  This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

20.7                        Choice of Law.  This Agreement shall be construed in accordance with the internal laws of the State of Minnesota, without giving effect to its conflicts of laws provisions.

20.8                        Construction.  All parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.  It is the intent of Acquirer and Contributor that this Agreement be binding on both parties and not illusory. Thus, wherever this Agreement grants Acquirer or Contributor discretion, which might otherwise make this Agreement illusory, the party exercising its discretion must act reasonably according to commercial standards.

20.9                        Time of the Essence.  Time is of the essence of this Agreement and Acquirer and Contributor hereby agree that the times provided for in this contract are reasonable times for each party to complete its respective obligations. If any of the times provided for in this Agreement fall on a Saturday, Sunday or legal holiday, said times shall automatically extend to the next full business day.

20.10                 Counterparts.  This Agreement may be executed or amended in counterparts, all of which taken together shall constitute one and the same instrument. Delivery of a duly executed counterpart of this Agreement by any party to all of the other parties by email to the email addresses set forth in Section 15 shall be deemed due and proper delivery for all purposes.

20.11                 Invalidity.  If any of the terms or conditions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Agreement, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the full extent permitted by law.

20.12                 Post-Closing Matters.  After the Closing, at the request of Acquirer and at Acquirer’s expense, Contributor shall make available to Acquirer the historical financial information in Contributor’s possession regarding the operation of the Property to the extent required by Acquirer in order to prepare stand-alone audited financial statements for such operations in accordance with generally accepted accounting principles, and to cooperate (at Acquirer’s expense) with Acquirer and any auditor engaged by Acquirer for such purpose.

20.13                 Form of Exhibits and Closing Documents.  In the event that any of the exhibits referenced in this Agreement are not attached as of the Effective Date, then the parties agree to negotiate in good faith during the Due Diligence Period to finalize such exhibits in form and substance mutually satisfactory to the parties.  Furthermore, during the Due Diligence Period the parties will negotiate in good faith to reach agreement on the final form of all documents to be executed at the Closing, including, without limitation, the Ancillary Documents (collectively the “Closing Documents”).  If the final form of the exhibits and Closing Documents have not been agreed upon and finalized by the parties on or before the expiration of the Due Diligence Period, then either Contributor or Acquirer may terminate this Agreement upon written notice to the other given within ten (10) days of the expiration of the Due Diligence Period, in which event the Deposit shall be promptly returned to Acquirer together with all accrued interest, and thereafter, neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.

20.14                 Definitions and Index of Capitalized Terms.  Defined terms used in this Agreement and not otherwise defined shall have the meanings specified or referenced below.

“Acquirer” shall have the meaning set forth in the first paragraph herein.

“Acquirer’s Intended Use” shall have the meaning set forth in Section 7.2(b) (vii) herein.

“Affiliates” means, when used with reference to a specified person, (i) any person that directly or indirectly controls or is controlled by or is under common control with the specified person, or (ii) any person that is an employee of, an officer of, a general partner in or a trustee of, or serves in a similar capacity with respect to, the specified person or any person described in clause (i).  In the case of a person who is an individual, Affiliate shall include (x) any member of the immediate family of such person, including the spouse, siblings and lineal descendants and their spouses, of such immediate family member, (y) any trust whose principal beneficiary is such person or one or more members of such immediate family, and (z) any person or entity controlled by such individual’s immediate family or any such trust.  For purposes of this definition, “control” when used with respect to any specified person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the first paragraph herein.

“Ancillary Documents” shall have the meaning set forth in Section 5.2(b) (ix) herein.

“Audited Year” shall have the meaning set forth in Section 19 herein.

“Broker” shall have the meaning set forth in Section 14 herein.

“Closing” shall have the meaning set forth in Section 5 (a) herein.

“Closing Date” shall have the meaning set forth in Section 5 (a) herein.

“Closing Documents” shall have the meaning set forth in Section 20.13 herein.

“Closing Statement” shall have the meaning set forth in Section 3(b) herein.

“Code” shall have the meaning set forth in Section 2(c)(iv) herein.

“Consideration” shall have the meaning set forth in Section 2 (a) herein.

“Contract Rights” shall have the meaning set forth in Section 1.1(e) herein.

“Contributor” shall have the meaning set forth in the first paragraph herein.

“Deposit” shall have the meaning set forth in Section 2 (b) herein.

“Disclosure Materials” shall have the meaning set forth in Section 7 (a) herein.

“DOC” shall have the meaning set forth in Section 3(a) herein.

“DOC Trading Price” shall have the meaning set forth in Section 3(c) herein.

“Due Diligence Period” shall have the meaning set forth in Section 7 (b) herein.

“Effective Date” shall have the meaning set forth in Section 20.2 herein.

“Environmental Law(s)” shall mean all federal, state and local laws including statutes, regulations, codes and other governmental standards, restrictions, rulings, judgments, orders and requirements in effect relating to the use, storage, disposal, release, emission, dispersal, spilling, leaking, burial, migration, seepage, movement, discharge, management, investigation, remediation, monitoring, regulation relating to air pollutants, water pollutants, process wastewater, solid or hazardous waste, chemicals, gases, vapors, water pollutants, groundwater, effluents, stormwater runoff, surface water runoff, the environment, Hazardous Substances or employee health and safety, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and

Liability Act of 1980, the Federal Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Occupational Safety and Health Act of 1970 (all as the same may have been amended), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency.

“Escrow Agent” shall have the meaning set forth in Section 2 (b) herein.

“Escrow Agreement” shall have the meaning set forth in Section 2 (b) herein.

“Estoppel Certificate” shall have the meaning set forth in Section 7 (b) (i) herein.

“Guarantees” shall have the meaning set forth in Section 6 (a) (xix) herein.

“Hazardous Substance(s)” shall mean all hazardous, toxic, flammable, explosive or radioactive substances, wastes and materials; any pollutants or contaminants (including, but not limited to, petroleum products, asbestos, raw materials and natural substances that include hazardous constituents); and any other similar substances or materials that are regulated under Environmental Laws.

“Improvements” shall have the meaning set forth in Section 1.1(b) herein.

“Land” shall have the meaning set forth in Section 1.1(a) herein.

“Leases” shall have the meaning set forth in Section 1.1(d) herein.

“Licenses and Permits” shall have the meaning set forth in Section 1.1(h) herein.

“Net Consideration” shall have the meaning set forth in Section 2(c)(iii) herein.

“North Memorial Lease” shall mean and refer to that certain Office Lease between the Company and North Memorial Health Care, dated May 3, 2013, as amended by Amendments thereto dated September 17, 2013, March 19, 2014, and October 15, 2014.

“Operating Partnership” shall have the meaning set forth in Section 3(a) herein.

“Ownership Percentage” shall have the meaning set forth in Section 2(c)(v) herein.

“Permitted Exceptions” shall have the meaning set forth in Section 4 (a) herein.

“Person”, whether or not capitalized, means any individual, partnership, limited liability company, corporation, association, business trust, government or political subdivision thereof, governmental agency or other entity.

“Personal Property” shall have the meaning set forth in Section 1.1(c) herein.

“Pledge” shall have the meaning set forth in Section 5 (b) (vi) herein.

“Preferred OPUs” shall have the meaning set forth in Section 3(a) herein.

“Preferred OPU Value” shall have the meaning stated in Section 3(a) herein.

“Pre-Formation Expenditure Reimbursement” shall have the meaning set forth in Section 2(c)(iv) herein.

“Pre-Formation Expenditure Reimbursement Limit” shall have the meaning set forth in Section 2(c)(iv) herein.

“Property” shall have the meaning set forth in Section 1.1 herein.

“Real Property” shall have the meaning set forth in Section 1.1(b) herein.

“Records and Plans” shall have the meaning set forth in Section 1.1(f) herein.

“Registered Company” shall have the meaning set forth in Section 19 herein.

“SEC Filings” shall have the meaning set forth in Section 19 herein.

“Stub Period” shall have the meaning set forth in Section 19 herein.

“Survey” shall have the meaning set forth in Section 7 (b) (viii) herein.

“Title Commitment” shall have the meaning set forth in Section 4 (a) herein.

“Title Company” shall have the meaning set forth in Section 4 (a) herein.

“Title Policy” shall have the meaning set forth in Section 4 (a) herein.

“Treasury Regulations” shall have the meaning set forth in Section 2(c)(iv) herein.

“Utility Charges” shall have the meaning set forth in Section 9 (b) herein.

“Warranties” shall have the meaning set forth in Section 1.1(g) herein.

21.                               Demolition of 15306 Building, Cancellation of Commers Lease, Completion of Work, Escrows, Letter of Credit, Retention of Title to Property.(1)

21.1                        At Closing, Contributor shall deposit the sum of $1,669,334.30 (the “TI Allowance Escrow”) in Escrow with the Title Company to pay the remaining balance of the Tenant Improvement Allowance payable to North Memorial Health Care (“North Memorial”) pursuant to the North Memorial Lease. The Company shall retain the obligation to pay the balance of the Tenant Improvement Allowance to North Memorial and Acquirer shall use such escrow deposit for that purpose. The terms and conditions of the Escrow Agreement (“Escrow Agreement”) for such escrow deposit shall be mutually acceptable to Acquirer, Contributor and the Title Company. Contributor represents to Acquirer that the TI Allowance Escrow is equal to the entire unpaid balance due North Memorial as and for the Tenant Improvement Allowance payable by the Company under the North Memorial Lease and acknowledges such representation is subject to Contributors’ indemnification obligations under Section 16 (a) of this Agreement.

21.2                        Reference is made to that certain Lease Agreement between the Company and Commers Conditioned Water Southwest, Inc., (“Commers”) dated May 24, 2001, as amended (the “Commers Lease”) by which Commers has leased a portion of the building located at 15306 State Highway 7 (“the “15306 Building”) for a term ending July 31, 2017. The 15306 Building is located on the Real Property and is to be demolished by Contributor, at Contributor’s sole cost and expense, to make room for construction of additional parking at such time as the Commers Lease has been cancelled and Commers has been relocated.  Contributor and DRESG (as property manager under the Property Management Agreement”) agree that, on behalf of Acquirer and the Company, they shall obtain an agreement for the cancellation of the Commers Lease and relocate Commers at the earliest possible date.  The parties agree to fully cooperate with one another to that end, and Contributor hereby designates Mark Davis as its agent to negotiate the early cancellation of such Lease and relocation of such tenant. Contributor shall pay all costs and expenses related to the early termination of the Commers Lease and/or and relocation of Commers, including, without limitation, any termination fee and relocation fees or expenses that may be payable to Commers, with each Contributor being obligated to pay its Ownership Percentage thereof. Contributor  acknowledges that Contributors’ agreement to pay such termination fee and related costs is to subject to Contributors’ indemnification obligations under Section 16 (a) of this Agreement.

21.3                        The Company has previously entered into fixed price Agreements with Timco Construction Inc., (“Timco”) and Mickman Brothers (“Mickman”) (collectively, the “Timco/Mickman Agreements”) by which Timco is to demolish the 15306 Building and complete the easterly parking area and Mickman is to complete the landscaping improvements to be installed north of such parking area at such time as the Commers Lease is terminated and Commers is relocated, all in accordance with the plans, specifications and scopes of work set forth in such Agreements, for a cumulative cost of $204,067.50. Contributor represents and warrants that the Timco/Mickman Agreements (including the plans, specifications and scopes of work set forth therein) and the cumulative cost of $204,067.50 are sufficient to fully perform and complete the demolition of the 15306 Building, the construction of the easterly parking area, and the landscaping improvements on the north side of such parking area, all of which shall be performed and completed in accordance with the terms and conditions of the Timco/Mickman Agreements.  In the event that Timco and/or Mickman fail to perform their obligations under the Timco/Mickman Agreements and/or complete the work required to be performed thereunder   in accordance with the terms and conditions of the Timco/Mickman Agreements, Contributor shall remain responsible and liable for all costs and expenses incurred by the Company and/or Acquirer to perform and complete such work, including, without limitation, any work required to correct defects in such work and all cost overruns, notwithstanding the Company’s obligation to retain and perform the Timco/Mickman Agreements. Contributor and Acquirer agree to appoint Mark A. Davis as their agent for the purpose of supervising, completing and enforcing the performance of the Timco/Mickman Agreements, including completion of all work to be performed thereunder. At Closing, Contributor shall deposit the sum of $204,067.50 with the Title Company, subject to the Escrow Agreement, to be disbursed to pay all amounts due to Timco and Mickman for the work to be performed by Timco and Mickman under the Timco/Mickman Agreements. In no event shall Contributor be entitled to have any of such escrow deposit returned to Contributor. Contributor agrees to indemnify, defend and hold Acquirer and the Company harmless from and against any and all costs, expenses, claims, damages, causes of action, liabilities, judgments, liens or other losses (including reasonable attorneys’ fees and costs) asserted against or incurred by Acquirer and the Company arising out of the matters described herein.

21.4                        Contributor and Acquirer acknowledge that the City of Minnetonka, Minnesota (the “City”), will require that the Company post a letter of credit or cash deposit in the amount of $50,000 (the “Security”) to secure the Company’s obligation to complete landscaping improvements and to guaranty the survival of such improvements in accordance with City requirements and the Landscaping Plan approved by the City.  Contributor shall be responsible for posting the Security on behalf of the Company. Contributor and Acquirer acknowledge and agree that, if the Security is in the form of a letter of credit, Contributor intends to obtain such letter of credit from Wells Fargo and that Contributor shall be solely responsible for fulfilling all requirements in connection therewith or any other letter of credit provider.  Upon satisfaction of the Company’s obligations  to the City with respect to such landscaping improvements and the release of the Security by the City, Contributor shall be entitled to the return of the Security and any collateral granted to the letter of credit provider.

21.5                        Acquirer agrees it shall not transfer, or cause the Company to transfer, title to the Property or the Acquired Assets before January 1, 2016, without the prior written consent of each Contributor, which consent may be withheld in the sole discretion of each Contributor. Acquirer and the Operating Partnership acknowledge each Contributor, for income tax planning purposes, is relying on Acquirer’s agreement to retain title to the Property and the Acquired Assets in entering into this Agreement and that each Contributor or its members may incur increased income tax liabilities if Acquirer or the Company breaches this covenant.

21.6                        Notwithstanding the provisions of Section 20.1 above, the provisions of this Section 21 shall survive Closing and the transfer of the Acquired Assets to Acquirer indefinitely.

(The Remainder of this Page is Intentionally Left Blank

Signatures shall Commence on the Following Page)

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Contribution Agreement to be duly executed, under seal, as of the date first set forth above.

CONTRIBUTOR:

Minnetonka Medical Building, LLC

By:	/s/ Mark A. Davis

Mark A, Davis,
Title: Chief Manager

Date:	February 5, 2015

Ownership Percentage 48.936%

United Properties Investment, LLC

By:	/s/ William P. Katter

Its:	Executive Vice President

Ownership Percentage 51.064%

ACQUIRER:

DOC-15450 STATE HIGHWAY 7 MOB, LLC,
a Wisconsin limited liability company

By: Physicians Realty L.P., its Manager

By:	Physicians Realty Trust,
its General Partner

	By:	/s/ John T. Thomas
John T. Thomas, President & CEO

Date:	February 5, 2015